Exhibit 21.1

MATERIAL SUBSIDIARIES OF AQUANTIVE, INC.

November 19, 2004

Name of Subsidiary	Jurisdiction of Incorporation

Atlas DMT LLC	New York

Avenue A LLC	New York

aQuantive Paymaster, LLC	New York

Drive Performance Media LLC	New York

TechnologyBrokers Ltd.	United Kingdom

MediaBrokers Ltd.	United Kingdom

NetConversions, Inc.	Delaware

i-FRONTIER, Inc.	Pennsylvania

Avenue A/Razorfish Search, LLC (formerly eonMedia, LLC)	Colorado

Atlas OnePoint, LLC (formerly Go Toast, LLC)	Colorado

Atlas Australia Ltd.	Australia

Avenue A/Razorfish, Inc. (formerly SBI Group, Inc.)	Utah